Exhibit 23.1

[Comiskey & Company letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

September 22, 2005

Board of Directors

First Responder Systems and Technology Inc.

8000 GSRI Avenue

Building 3000

Baton Rouge, LA 70820

Gentlemen:

We consent to the incorporation into the Registration Statement on Form SB-1 of First Responder Systems and Technology Inc. of our Report of Independent Registered Public Accounting Firm, dated June 3, 2005, on our audits of the consolidated financial statements and financial statement schedules of First Responder Systems and Technology Inc. for each of the years ended December 31, 2004 and 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Comiskey & Company
Professional Corporation
Certified Public Accountants